Filed pursuant to Rule 424(b)(8)

Registration Number 333-204981

Prospectus Supplement No. 1 (To Prospectus dated May 4, 2016)

4,054,062 Shares of Common Stock

VIVEVE MEDICAL, INC.

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) supplements our Prospectus dated May 4, 2016 included in Post-Effective Amendment No. 2 to our Registration Statement on Form S-1, File No. 333-204981, filed with the Securities and Exchange Commission on May 2, 2016 (collectively, the “Prospectus”), relating to the offer and sale of up to 4,054,062 shares of common stock, par value $0.0001 per share, of Viveve Medical, Inc., a Delaware corporation (the “Company,” “Viveve,” “us,” “our,” or “we”), by the selling stockholders identified on page 27 of the Prospectus.

We are not selling any securities under this Prospectus Supplement and the Prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in the Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this Prospectus Supplement and the Prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently quoted on the OTCQB under the symbol “VIVMF”. On May 19, 2016, the last reported sale price of our common stock was $7.01(on a post- 1-for-8 reverse stock split basis).

 Recent Developments

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 14, 2016 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

An investment in our securities is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of information that you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus Supplement is May 20, 2016.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in the Prospectus, this Prospectus Supplement, and in any other accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in the Prospectus, this Prospectus Supplement or any other prospectus supplement is accurate as of any date other than the date on the front of such documents.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 14, 2016

  _________________________

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in charter)

Yukon Territory, Canada	1-11388	04-3153858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Commercial Street

Sunnyvale, California 94086

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (408) 530-1900

No change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined herein) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 22, 2015, Viveve Medical, Inc. (the “Company”) held its 2015 Annual and Special Meeting of Stockholders (the “Meeting”). At the Meeting, the stockholders approved, among other things, a reverse stock split of the Company's common stock at a ratio up to 1-for-10, such ratio to be determined by the board of directors of the Company (the “Board”) (the “Reverse Stock Split”). The Board approved the Reverse Stock Split at a ratio of 1-for-8, such Reverse Stock Split to be effective at 5:00 pm EST on April 15, 2016. The Reverse Stock Split was proposed in connection with the Company’s application for listing its common stock on the NASDAQ Capital Market. There is no assurance that the Company’s listing application will be approved by NASDAQ.

On April 12, 2016, the Company filed Articles of Amendment to its Articles of Continuation (the “Amendment”) with the Registrar of the Yukon Territory, which will effect the Reverse Stock Split on April 15, 2016 at 5:00 pm EST, to be reflected by the Financial Industry Regulatory Authority on the OTCQB on Monday, April 18, 2016.

As a result of the Reverse Stock Split, every eight (8) shares of the Company's issued and outstanding common stock, no par value will be converted into one (1) share of common stock, no par value, reducing the number of issued and outstanding shares of the Company's common stock from approximately 60,000,000 to approximately 7,500,000.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares of the Company's common stock not evenly divisible by eight, will have the number of post-reverse split shares of the Company's common stock to which they are entitled rounded up to the nearest whole number of shares of the Company's common stock. No stockholders will receive cash in lieu of fractional shares.

The above description of the Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 3.1.

Item 8.01 Other Events

On April 14, 2016, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number                                 Description

3.1            Articles of Amendment to the Articles of Continuance of Viveve Medical, Inc.

99.1          Press release dated April 14, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVEVE MEDICAL, INC.

Date: April 14, 2016	By:	/s/ Patricia Scheller
Patricia Scheller Chief Executive Officer

Exhibit Index

Exhibit Number                                 Description

3.1            Articles of Amendment to the Articles of Continuance of Viveve Medical, Inc.

99.1          Press release dated April 14, 2016